EXHIBIT 10dd

ROWAN COMPANIES, INC.
2004 PROFIT SHARING PLAN

Eligibility	All previous corporate or drilling division option recipients, plus all other qualifying division office employees (approximately 330 total employees)

Measurement	Drilling EBITDA, defined as GAAP-based EBITDA from Drilling segment operations
Criteria

GAAP is Generally Accepted Accounting Principles.
EBITDA is Earnings Before Interest, Taxes, Depreciation and Amortization.

Award	Pool dollars allocated to participants in proportion to Base Pay, as defined below (all participants receive same % of Base Pay)

Cap	2004 Pool capped at $5 million, subject to Committee/Board discretion

Base Pay	W-2 earnings, less any bonus and value attributable to stock options

[Information omitted regarding target levels with respect to specific quantitative or qualitative performance related-factors, or factors or criteria involving confidential commercial or business information, the disclosure of which would have an adverse effect on the registrant.]